Exhibit 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Vermont Pure Holdings, Ltd.

We consent to the incorporation by reference in this registration statement on Form S-8 of Vermont Pure Holdings, Ltd., of our report dated January 5, 2001, relating to the consolidated balance sheets of Vermont Pure Holdings, Ltd. and subsidiaries as of October 31, 2000 and October 30, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the fiscal years in the three-year period ended October 31, 2000, which report is included in the Annual Report on Form 10-K of Vermont Pure Holdings, Ltd. filed on January 29, 2001.


                                                /s/ Feldman Sherb & Co., P.C.
                                                    Feldman Sherb & Co., P.C
                                                    Certified Public Accountants

June 26, 2001
New York, New York